Exhibit 4.5

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

Israel Acquisitions Corp (“we,” “our,” “us” or the “Company”) has the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) units (the “units”), consisting of Class A ordinary shares, $0.0001 par value per share (the “Class A ordinary shares”) and one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share (the “warrants”), (ii) Class A ordinary shares, and (iii) warrants.

The following summary description sets forth the material terms of the securities of Israel Acquisitions Corp registered pursuant to Section 12 of the Exchange Act. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the units, Class A ordinary shares, and warrants, you should refer to our Second Amended and Restated Memorandum and Articles of Association (the “amended and restated memorandum and articles of association”), that certain warrant agreement, by and between the Company and American Stock Transfer & Trust Company (“Warrant Agent”), dated January 12, 2023 (the “Warrant Agreement”) and that certain registration rights agreement by and between the Company, the Sponsor, BTIG, LLC, Exos Capital LLC, and JonesTrading Institutional Services LLC, dated January 12, 2023 (the “Registration Rights Agreement”), each of which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, to which this description is filed as an exhibit.

Units

Public Units

We consummated the initial public offering (the “initial public offering”) of our units (the “public units”) on January 12, 2023. Each public unit had an offering price of $10.00 and consists of one Class A ordinary share (the “public shares”) and one warrant (the “public warrants”). Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares.

The public units began trading on January 13, 2023, and the Class A ordinary shares and warrants comprising the units began separate public trading on February 28, 2023.

Private Placement Units

Simultaneously with the closing of our initial public offering, we issued units in a private placement (the “private placement units”) to Israel Acquisitions Sponsor LLC (our “Sponsor”) and BTIG, LLC, Exos Capital LLC, and JonesTrading Institutional Services LLC. The private placement units are identical to the public units except that the private placement units (including the Class A ordinary shares underlying the private placement units (the “private placement shares”), the warrants underlying the private placement units (the “private placement warrants”) and the Class A ordinary shares issuable upon exercise of such warrants) (i) are not transferable, assignable or saleable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor or the underwriters), (ii) are not redeemable by us, (iii) are entitled to certain registration rights, and (iv) the private placement warrants underlying the private placement units may be exercised by the holders on a cashless basis.

Ordinary Shares

General

Our amended and restated memorandum and articles of association authorize the issuance of up to 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares,” and, together with the Class A ordinary shares, the “Ordinary Shares”), and 2,000,000 preferred shares, par value $0.0001 per share (the “preference shares”).

As of March 31, 2023, we had 15,137,500 Class A ordinary shares issued and outstanding and 4,791,667 Class B ordinary shares issued and outstanding, and no preference shares outstanding. The outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable.

Voting Rights

Each Class A ordinary share is entitled to one vote all matters to be voted on by shareholders, except that prior to the closing of our initial business combination, only the holders of our Class B Ordinary Shares will have the right to vote on the appointment and removal of directors to continuing the company in a jurisdiction outside of the Cayman Islands. Except as otherwise provided herein, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law.

Unless specified in the amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of our Class A ordinary shares that are voted is required to approve any such matter voted on by our shareholders.

Approval of certain actions, such as amending our amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company, will require a special resolution under Cayman Islands law and pursuant to our amended and restated memorandum and articles of association, being the affirmative vote of at least two-thirds of our Class A ordinary shares that are voted.

The provisions of our amended and restated memorandum and articles of association governing the appointment or removal of directors prior to our initial business combination may only be amended by a special resolution passed by not less than two-thirds of our Class A ordinary who attend and vote at our general meeting which shall include the affirmative vote of a simple majority of our Class B ordinary shares.

If we seek shareholder approval of our initial business combination, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. In such case, the Sponsor and each member of our management team have agreed to vote their Class B ordinary shares and public shares in favor of our initial business combination.

Redemption Rights

We will provide the holders of our public shares (our “public shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The per share amount we will distribute to investors who properly redeem their public shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial owner must identify itself in order to valid redeem its shares. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or vote at all.

Unlike many blank check companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon the completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by applicable law or stock exchange listing requirements and we do not decide to hold a shareholder vote for business or other reasons, we will, pursuant to our amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated memorandum and articles of association require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or we decide to obtain shareholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, the Sponsor and each member of our management team have agreed to vote their Class B ordinary shares, private placement shares and public shares in favor of our initial business combination. For purposes of seeking approval of the majority of our issued and outstanding Ordinary Shares, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. Our amended and restated memorandum and articles of association will require that at least five days’ notice will be given of any general meeting.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, then, pursuant to our amended and restated memorandum and articles of association, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to Excess Shares, without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

Pursuant to our amended and restated memorandum and articles of association, if we have not consummated an initial business combination by January 18, 2024 (or July 18, 2024 if we extend the time to complete a business combination as described in the Annual Report on Form 10-K), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Class B ordinary shares they hold if we fail to consummate an initial business combination by January 18, 2024 (or July 18, 2024 if we extend the time to complete a business combination as described in the Annual Report on Form 10-K) (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed timeframe). Our amended and restated memorandum and articles of association will provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

We may, at the Sponsor’s option, extend the period of time to consummate a business combination up to two times without shareholder approval, each for an additional three months (for a total of up to 18 months to complete a business combination) (each such three-month period, a “Funded Extension Period”), so long as the Sponsor and/or its affiliates or designees deposit into the trust account: (i) with respect to a single Funded Extension Period, an additional $0.10 per unit (for an aggregate of $1,437,500) (an “Extension Payment”), and (ii) with respect to two consecutive Funded Extension Periods, an Extension Payment prior to each Funded Extension Period, or $0.20 per unit in the aggregate (for an aggregate of $2,875,000), upon five days advance notice prior to the applicable deadline pursuant to the terms of our amended and restated memorandum and articles of association and the trust agreement entered into between us and American Stock Transfer & Trust Company. Our shareholders will not be entitled to vote or redeem their shares in connection with any Funded Extension Periods as a result of an Extension Payment. We may also choose to pursue an extension of the time to complete our business combination without depositing additional funds into the trust account, which would require a vote of the company’s shareholders and in connection with which shareholders would have the right to redeem their public shares.

The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Class B ordinary shares in connection with the completion of our initial business combination and (ii) waive their redemption rights with respect to their Class B ordinary shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public if we do not complete our initial business combination by January 18, 2024 (or July 18, 2024 if we extend the time to complete a business combination as described in the Annual Report on Form 10-K) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

Dividend Rights

Holders of our Ordinary Shares are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding Up

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that we will provide our public shareholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding public shares, upon the completion of our initial business combination, subject to the limitations described herein.

The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Class B ordinary shares they hold if we fail to consummate an initial business combination by January 18, 2024 (or July 18, 2024 if we extend the time to complete a business combination as described in the Annual Report on Form 10-K) (although the Sponsor and each member of our management team will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed timeframe).

Conversion Rights

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the trust account if we do not consummate an initial business combination) at the time of our initial business combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 25% of the sum of (i) the total number of Ordinary Shares issued and outstanding upon the completion of the Initial Public Offering (excluding the private placement shares), plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the company in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial business combination and any private placement warrants issued to the Sponsor, its affiliates or any member of our management team upon conversion of working capital loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Transfer Restrictions

Except as described herein, the Sponsor, and our officers and directors have agreed not to transfer, assign or sell any of their Class B ordinary shares until earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the Sponsor, officers and directors with respect to any Class B ordinary shares.

In addition, private placement shares are not transferable, assignable or saleable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor or the underwriters).

Registration Rights

The Class B ordinary shares and private placement shares are entitled to registration rights pursuant to the Registration Rights Agreement. You should review a copy of the Registration Rights Agreement, which has been filed as an exhibit to the Annual Report on Form 10-K, for a complete description of the terms and conditions applicable to the Class B ordinary shares and private placement shares.

Preference Shares

Our amended and restated memorandum and articles of association authorize 2,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Warrants

Each warrant entitles the registered holder to purchase one whole Class A ordinary share at a price of $11.50 per Class A ordinary share, subject to adjustment, at any time commencing 30 days after the completion of our initial business combination. The warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon the Company’s redemption or liquidation.

Warrant Agreement

The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the Annual Report on Form 10-K, or defective provision, (ii) removing or reducing the company’s ability to redeem the public warrants, or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the Warrant Agreement in any material respect. The Warrant Agreement may be amended by the parties thereto with the vote or written consent of the registered holders of the warrants of at least 50% of the then outstanding public warrants and private placement warrants, voting together as a single class, to allow for the warrants to be or continue to be, as applicable, classified as equity in the company’s financial statements. All other modifications or amendments, including any modification or amendment to increase the warrant price or shorten the exercise period, (a) with respect to the terms of the public warrants or any provision of the Warrant Agreement with respect to the public warrants, will require the vote or written consent of the registered holders of the warrants of at least 50% of the then outstanding public placement warrants and (b) with respect to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require the vote or written consent of at least 50% of the then outstanding private placement warrants. You should review a copy of the Warrant Agreement, which has been filed as an exhibit to the Annual Report on Form 10-K, for a complete description of the terms and conditions applicable to the warrants.

Exercise of Warrants

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by such shareholders.

The Company agrees that as soon as practicable, but in no event later than 15 Business Days after the closing of its initial business combination, it shall use its commercially reasonable efforts to file with the SEC a registration statement (which may be, at the election of the Company, a post-effective amendment to the Registration Statement) for the registration, under the Securities Act, of the offer and sale of the Class A ordinary shares issuable upon exercise of the warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the Warrant Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the initial business combination, holders of the warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the initial business combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company shall fail to have maintained an effective registration statement, and current prospectus relating thereto, covering the offer and sale of the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants, to exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares of Class A ordinary shares underlying the warrants, multiplied by the excess of the Fair Market Value (as defined below) less the Warrant Price (as defined in the Warrant Agreement) by (y) the Fair Market Value. The “Fair Market Value” shall mean the volume-weighted average price of the shares of Class A ordinary shares as reported during the 10-trading-day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent.

No fractional Class A ordinary shares will be issued upon exercise of a warrant. If, upon exercise, a holder would be entitled to receive a fractional interest in a Class A ordinary share, we will round down to the nearest whole number Class A ordinary shares to be issued to such holder.

Exercise Limitations

A holder of a warrant may notify us in writing in the event that such holder elects to be subject to a requirement whereby such holder will not have the right to exercise a warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Redemption of Public Warrants when the Price per Class A Ordinary Share Equals or Exceeds $18.00.

Once the warrants become exercisable, the Company may redeem all, but not less than all, of the Public Warrants:

●	Not earlier than 90 days after the completion of the initial business combination;

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	provided that the last reported sale price of the Class A ordinary shares for any 20 days within the 30-trading day period ending on the third trading date prior to the date on which notice of the redemption is given equals or exceeds $18.00 per Class A ordinary shares; and

●	either there is an effective registration statement covering the offer and sale of the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period; or

●	the Company has elected to require the exercise of the Public Warrants on a “cashless basis.”

If (x) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per Ordinary Shares (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Class B ordinary shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination on the date of the completion of the Company’s initial business combination (net of redemptions), and (z) the volume-weighted average trading price of shares of Class A ordinary shares during the 20-trading-day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. If the adjustment in the immediately preceding sentence would otherwise result in an increase in the Warrant Price (as adjusted for share splits, share dividends, recapitalizations, extraordinary dividends and similar events) hereunder, no adjustment shall be made. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In the event we redeem all of the public warrants, the right to exercise a public warrant will be forfeited unless such public warrant is exercised prior to the redemption date. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the sale of the Class A ordinary shares issuable upon exercise of the public warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period or we require the warrants to be exercised on a cashless basis as described below. If and when the public warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A ordinary shares upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as may be adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Tender Offers

If a tender offer, exchange or redemption offer shall have been made to and accepted by the holders of the Class A ordinary shares and upon completion of such offer, the offeror owns beneficially more than 50% aggregate voting power, including the power to vote on the election of directors of the Company, of the issued and outstanding equity securities of the Company, the holder of a warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant had been exercised, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to the offer. If less than 70% of the consideration receivable by the holders of the Class A ordinary shares in the applicable event is payable in the form of common equity in the successor entity that is listed on a national securities exchange or is quoted in an established over-the-counter market, and if the holder of a warrant properly exercises such warrant within 30 days following the public disclosure of the consummation of the applicable event by the Company, the Warrant Price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined in the Warrant Agreement) minus (B) the value of the warrant based on the Black-Scholes Warrant Value for a Capped American Call for Public Warrants and Uncapped American Call for Private Warrants on Bloomberg Financial Markets.

Anti-Dilution Adjustments.

If the number of outstanding Class A ordinary shares is increased by a capitalization or share dividend paid in Class A ordinary shares to all or substantially all holders of the Class A ordinary shares, or by a split-up of the Class A ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Class A ordinary shares. A rights offering made to all or substantially all holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

Dividends

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by January 18, 2024 (or July 18, 2024 if we extend the time to complete a business combination as described in the Annual Report on Form 10-K)or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, (e) as a result of the repurchase of Class A ordinary shares by us if a proposed initial business combination is presented to our shareholders for approval, or (f) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

Consolidation, Combination, Share Sub-Division, or Reclassification

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.

The exercise price and number of Class A ordinary shares issuable upon the exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below their respective exercise prices.

Private Placement Warrants

The private warrants are identical to the public warrants, except that the private warrants may be exercised for cash or on a “cashless basis,” the private warrants and the Class A ordinary shares issuable upon exercise of the private warrants may be subject to certain transfer restrictions, and the private warrants are not redeemable at the option of the Company. The private warrants shall not become public warrants as a result of any transfer of the private warrants, regardless of the transferee.

The private placement warrants are entitled to registration rights pursuant to the Registration Rights Agreement. You should review a copy of the Registration Rights Agreement, which has been filed as an exhibit to the Annual Report on Form 10-K, for a complete description of the terms and conditions applicable to the private placement warrants.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act (Revised). The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 662/3% in value of the voting shares voted at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions.

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits.

Stuarts Walker Hersant Humphries, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities.

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before a federal courts of the United States.

We have been advised by Stuarts Walker Hersant Humphries, Cayman Islands, our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies.

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association contain provisions designed to provide certain rights and protections that will apply to us until the completion of our initial business combination. These provisions cannot be amended without a special resolution under Cayman Islands law. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (i) the affirmative vote of at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders entitled to vote and so voting at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders entitled to vote at a general meeting of the company. Other than as described above, our amended and restated memorandum and articles of association will provide that special resolutions must be approved either by at least two-thirds of our shareholders who attend and vote at a general meeting of the company (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

The Sponsor and its permitted transferees, if any, who collectively beneficially own 25% of our ordinary shares (excluding private placement shares), will participate in any vote to amend our amended and restated memorandum and articles of association and will have the discretion to vote in any manner they choose. Specifically, our amended and restated memorandum and articles of association provide, among other things, that:

●	If we have not consummated an initial business combination by January 18, 2024 (or July 18, 2024 if we extend the time to complete a business combination as described in the Annual Report on Form 10-K), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law;

●	Prior to or in connection with our initial business combination, we may not issue additional securities that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares (a) on our initial business combination or on any other proposal presented to shareholders prior to or in connection with the completion of an initial business combination or (b) to approve an amendment to our amended and restated memorandum and articles of association to (x) extend the time we have to consummate a business combination beyond January 18, 2024 (or July 18, 2024 if we extend the time to complete a business combination as described in the Annual Report on Form 10-K) or (y) amend the foregoing provisions;

●	Although we do not intend to enter into a business combination with a target business that is affiliated with the Sponsor, and our officers or directors, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from independent investment banking firm or another independent entity that commonly renders valuation opinions that such a business combination is fair to our company from a financial point of view;

●	If a shareholder vote on our initial business combination is not required by applicable law or stock exchange listing requirements and we do not decide to hold a shareholder vote for business or other reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

●	So long as our securities are then listed on the Nasdaq, our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination;

●	If our shareholders approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by January 18, 2024 (or July 18, 2024 if we extend the time to complete a business combination as described in the Annual Report on Form 10-K) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, we will provide our public shareholders with the opportunity to redeem all or a portion of their ordinary shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein; and

●	We will not effectuate our initial business combination solely with another blank check company or a similar company with nominal operations.

In addition, our amended and restated memorandum and articles of association provide that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution, which requires the approval of the holders of at least two-thirds of such company’s issued and outstanding ordinary shares who attend and vote at a general meeting or by way of unanimous written resolution. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provide otherwise. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated memorandum and articles of association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide dissenting public shareholders with the opportunity to redeem their public shares.

Certain Anti-takeover Provisions of our Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association provide that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual general meetings.

Our authorized but unissued Class A ordinary shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for our Ordinary Shares and warrant agent for our warrants is American Stock Transfer & Trust Company.

Listing of Securities

Our units, Class A ordinary shares, and warrants are listed on The Nasdaq Global Market under the symbols “ISRLU,” “ISRL,” and “ISRLW” respectively.